Exhibit n.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Capital Ltd.:

We consent to the use of our report, dated January 11, 2008, incorporated by reference herein for Solar Capital LLC and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Selected Financial and Other Data” in the prospectus.

/s/    KPMG LLP

New York, New York

January 17, 2008